Exhibit 99.1
Alimera Sciences Receives $25 Million Advance from Hercules Technology Growth Capital
Growth Capital Allows Alimera to Fulfill Its Milestone Obligation Triggered by FDA Approval of ILUVIEN®
ATLANTA, September 30, 2014 /PRNewswire/ -- Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, announced today that it has received a $25 million advance from Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (Hercules). The payment is the second and final advance under the Loan and Security Agreement that Alimera’s subsidiary in the United Kingdom, Alimera Sciences Limited, entered into with Hercules in April of this year. Receipt of the $25 million was conditional on the approval, on or before October 31, 2014, of ILUVIEN® by the U.S. Food and Drug Administration (FDA). On September 26, 2014, the FDA approved ILUVIEN® for the treatment of diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure (IOP).
Alimera will use the advance to fund a $25 million milestone payment owed to the licensor of certain intellectual properly as a result of the recent FDA approval of ILUVIEN®.
Interest on outstanding borrowings under the term loan is payable at the greater of 10.90%, or 7.65% plus the prime rate per annum. The term loan, which matures on May 1, 2018, provides for interest only payments thru November 30, 2015, followed by 30 equal monthly payments of principal and interest. The interest-only period may be extended to May 31, 2017, followed by 12 equal monthly payments of principal and interest, if certain revenue thresholds are reached.
About Hercules Technology Growth Capital, Inc.
Hercules Technology Growth Capital, Inc. (NYSE: HTGC) ("Hercules") is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.4 billion to over 290 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.
Hercules' common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."
In addition, Hercules has three outstanding bond issuances of 7.00% Senior Notes due April 2019, 7.00% Senior Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols "HTGZ", "HTGY," and "HTGX," respectively.
Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.
About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, GA, is a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Alimera Sciences Limited, a subsidiary of Alimera, is based in the United Kingdom and is the headquarters of Alimera's European operations.
Investor Contact:
ICR, LLC
John Mills
646-277-1254
John.Mills@icrinc.com